UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 2, 2009
Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-8462	16-1194720

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York	14020

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (585) 343-2216
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EX-99.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 2, 2009, Graham Corporation (the “Company”) announced pursuant to a press release that Jeffrey Glajch has been appointed to serve as the Company’s Vice President, Finance and Administration and Chief Financial Officer. In such capacity, Mr. Glajch is responsible for all aspects of the Company’s financial reporting and analysis, accounting and control systems, information technology and human resources.
     Mr. Glajch, age 46, served since October 2006 as the Chief Financial Officer of Nukote International, a privately held global re-manufacturer of printing and imaging products. Previously, and between June 2000 and May 2006, Mr. Glajch was the Chief Financial Officer of Fisher Scientific Canada, a global healthcare and laboratory equipment company. Mr. Glajch has also previously served as a Senior Manager of Finance and Business Planning/Analysis at Walt Disney World Company, as Director of Finance/Division Controller at Great Lakes Chemical Corporation and in various financial positions with Air Products and Chemicals, Inc. Mr. Glajch has an M.B.A. in Industrial Administration from Purdue University, an M.S. in Chemical Engineering from Clarkson University and a B.S. in Chemistry from Carnegie-Mellon University.
     On March 2, 2009, the Company and Mr. Glajch also entered into an Employment Agreement pursuant to which Mr. Glajch will receive an annual base salary of $210,000. In addition, such Employment Agreement provides that Mr. Glajch will be entitled to one year’s severance in the event he is terminated without cause, as such term is defined in the Employment Agreement. The Employment Agreement also contains covenants which restrict Mr. Glajch’s ability to use Company confidential information, interfere with the Company’s business relationships or compete with the Company for a period of 18 months following his termination, as well as other terms and provisions customary to such agreements.
     Upon commencement of his employment with the Company on March 2, 2009, Mr. Glajch received an option to purchase up to 1,000 shares of the Company’s Common Stock at an exercise price equal to the Common Stock’s closing price on such date. Such stock option vests 25% per year over four years, expires ten years from the date of grant and was granted under the Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value.
     Mr. Glajch is also eligible to participate in the Company’s bonus plans and arrangements as may be in effect from time to time, including the Company’s Annual Executive Cash Bonus Program (the “Bonus Program”) and Annual Stock-Based Incentive Award Plan for Senior Executives (the “Incentive Plan”). The Company’s bonus plans and arrangements, including the Bonus Program and the Incentive Plan, are more fully described in the sections of the Company’s 2008 proxy statement dated June 17, 2008 entitled “Compensation of Named Executive Officers and Directors — Annual Incentive Cash Compensation,” and “— Long Term Equity Incentive Compensation”, which descriptions are incorporated herein by reference. Mr. Glajch will also be eligible to receive the benefits described in the sections of the Company’s 2008 proxy statement entitled “Compensation of Named Executive Officers and Directors — Perquisites and Other Personal Benefits” and “ — Retirement Benefits,” which descriptions are incorporated herein by reference.

     There are no arrangements or understandings between Mr. Glajch and any other persons with respect to his appointment as the Company’s Chief Financial Officer. Since April 1, 2007, there have been no transactions, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which Mr. Glajch or any member of his immediate family, had, or will have, a direct or indirect material interest.
     A copy of the Employment Agreement between Mr. Glajch and the Company is attached to this Current Report on Form 8-K as Exhibit 99.2. The above summary of the terms of such Employment Agreement are qualified in their entirety by reference to the actual text of such agreement.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following is attached as an exhibit to this Form 8-K:

Exhibit No.	Description

99.1	Employment Agreement dated March 2, 2009 between Jeffrey Glajch and Graham Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation
Date: March 2, 2009	By:	James R. Lines
James R. Lines
President and Chief Executive Officer

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